Exhibit 3(i)(e)

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION

OF

CHEMTURA CORPORATION

Adopted in accordance with the provisions of Section 242 of the

Delaware General Corporation Law

The undersigned, being the Vice President and Secretary of Chemtura Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify:

1.    That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by changing Article VII, Section 1 and Section 2 thereof so that, as amended, said Article VII, Section 1 and Section 2 shall read in its entirety as follows:

ARTICLE  VII

“Section 1. The number of directors of the Corporation shall not be less than eight or more than 15 persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. Each director who is serving as a director after the 2006 Annual Meeting of Stockholders shall hold office until the expiration of the term for which he has been elected and until his successor shall be elected and shall qualify. At each Annual Meeting of Stockholders after the 2006 Annual Meeting of Stockholders, each director who does not have a continuing term as provided in the foregoing sentence or each director for whom a continuing term has expired shall be elected for a term expiring at the next annual meeting and until his successor shall be elected and shall qualify”.

“Section 2.   Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, although less than a quorum, and directors so chosen shall hold office until the expiration of the term of office of the director whom they replaced and until their successors shall be elected and shall qualify. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director”.

2.    That the foregoing amendment of the Amended and Restated Certificate of Incorporation of the Corporation has been duly approved and adopted in accordance with the provisions of Section 242 of the DGCL.

3.    That the Board of Directors of the Corporation duly adopted a resolution setting forth the foregoing amendment, declaring said amendment to be advisable and referring such amendment to the stockholders of the Corporation for consideration thereof.

4.    That the foregoing amendment has been duly approved and adopted in accordance with the provisions of the DGCL by the stockholders of the Corporation at the 2006 Annual Meeting of Stockholders held on April 27, 2006.

The effective time of the amendment herein certified shall be May 2, 2006.

IN WITNESS WHEREOF, the undersigned has caused this Certificate signed May 2, 2006.

CHEMTURA CORPORATION

By:	/s/ Barry J. Shainman
Name: Barry J. Shainman
Title: Vice President and Secretary